Exhibit 10.46

EPOCH BIOSCIENCES, INC.

2003 STOCK INCENTIVE PLAN

AS ASSUMED BY NANOGEN, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option	This Option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	Your Option vests monthly over a four-year period beginning on the Vesting Start Date as shown on the cover sheet. The number of Shares which vest under this Option at the Exercise Price shall be equal to the product of the number of months of your continuous service with the Company and/or any Affiliated Company (“Service”), including any approved leaves of absence for which you are entitled to vesting credit as provided below, from the Vesting Start Date times the number of Shares covered by this Option times 1/48. The resulting number of Shares will be rounded to the nearest whole number. This Option shall be fully vested upon a Change in Control as defined in the Plan. Change in Control does not include any public offering of Shares. No additional Shares will vest after your Service has terminated for any reason.

Term	Your Option will expire in any event at the close of business at the Nanogen. Inc. (“Nanogen”) headquarters on the day before the tenth anniversary (fifth anniversary for a 10% owner) of the Date of Grant, as shown on the cover sheet. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	Your Option will expire at the close of business at Nanogen headquarters on the 90th day following the your cessation of Service for any reason other than death.

Death	If you die while the option is still exercisable, your Option will expire at the close of business at Nanogen headquarters on the date twelve (12) months after the date of death. During that twelve month period, such option may be exercised by the personal representative of the optionee’s estate or the person to whom the grant is transferred by the optionee’s will or the laws of inheritance.

Disability

If your Service terminates because of your Disability, your Option will expire at the close of business at Nanogen headquarters on the date twelve (12) months after your termination date. During that twelve-month period, you may exercise that portion of your Option that was vested on the date of your Disability.

“Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved in writing by the Company (or the Affiliated Company in whose Service you are at the time), if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active work. The Committee determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan. The Committee also determines the extent to which you may exercise the vested portion of your Option during a leave of absence.

Notice of Exercise	When you wish to exercise this Option, complete and file a Notice of Exercise with Nanogen. Your exercise will be effective when it is received by Nanogen. If someone else wants to exercise this Option after your death, that person must prove to Nanogen’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your Notice of Exercise to Nanogen, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•   Your personal check, a cashier’s check or money order.

•   Shares of Nanogen common stock which you have owned for six months and which are surrendered to Nanogen. The value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•   To the extent that a public market for the Shares exists as determined by Nanogen, by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to Nanogen in payment of the aggregate Exercise Price.

•   Any other form of legal consideration approved by the Committee.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements with Nanogen to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option.

Restrictions on Exercise and Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws or existing policies of the Company or any Affiliated Company prohibit a sale. This restriction will apply as long as you are in the Service of the Company or any Affiliated Company.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option except as expressly permitted in the Plan or as approved by the Committee. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, neither the Company nor any Affiliated Company is obligated to honor a Notice of Exercise from your spouse or former spouse, nor is the Company or any Affiliated Company obligated to recognize such individual’s interest in your Option in any other way.

Retention Rights	This Agreement does not give you the right to be retained by the Company or any Affiliated Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	Neither you, nor your estate or heirs, have any rights as a shareholder of Nanogen until a certificate for the Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Nanogen’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the Plan and the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice of law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. To the extent not otherwise defined herein, capitalized terms used in this Agreement shall have the meaning assigned to them in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.